Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@cpa-ezxl.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1A amendment number 5 is a part, of the report dated August 2, 2010 relative to the financial statements of PDK Energy, Inc., as of July 31, 2010 and for the period July 23, 2010 (date of inception) through July 31, 2010.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

February 22, 2011